UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2018

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact Name of Registrant as Specified in Charter)

Virginia (State or Other Jurisdiction of Incorporation)	0-50765 (Commission File Number)	16-1694602 (IRS Employer Identification No.)

13319 Midlothian Turnpike Midlothian, Virginia (Address of Principal Executive Offices)	23113 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 897-3900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2018, Village Bank (the “Bank”), a wholly-owned subsidiary of Village Bank and Trust Financial Corp. (the “Company”), entered into a new employment agreement with James E. Hendricks, Jr., Executive Vice President and Chief Operating Officer and Chief Risk Officer of the Bank. The new employment agreement supersedes and replaces his prior employment agreement with the Bank, dated April 5, 2016, that was set to expire on March 31, 2019. The initial term of the new agreement began on December 20, 2018 and will expire on December 20, 2021; provided that on December 20, 2020 and on each December 20th thereafter (each a “Renewal Date”), the agreement will be automatically extended for an additional 12-month period. The agreement will not, however, be extended if either party gives written notice of non-renewal at least 90 days before the Renewal Date. Pursuant to the agreement, Mr. Hendricks is entitled to receive an annual base salary of no less than $210,000. The Bank’s Board of Directors or Compensation Committee will review his base salary at least annually and may increase his salary in its discretion. Mr. Hendricks is entitled to cash bonuses and stock-based awards in such amounts as may be determined by the Bank’s Board of Directors or Compensation Committee in accordance with the terms and conditions of the applicable incentive plans in effect for senior executives of the Bank. Mr. Hendricks will maintain his status in the Village Bank Supplemental Executive Retirement Plan with a potential annual retirement benefit of $25,000 for 15 years. The benefit vests ratably each year over a 10-year period and Mr. Hendricks is in his sixth year of service.

If Mr. Hendricks is terminated without “Cause” (as defined in the agreement) or resigns for “Good Reason” (as defined in the agreement), he will be paid one times the sum of (i) his annual base salary plus (ii) an annual bonus amount equal to 20% of his annual base salary. Such severance benefit is contingent upon Mr. Hendricks signing a customary release and waiver of claims in favor of the Bank. As defined in the agreement, the term “Cause” includes a material failure to perform his duties, unlawful or unethical business conduct, dishonesty, willful violation of any law, rule or regulation (other than traffic violations or similar offense), a material violation of the Bank’s work rules, code of ethics or policies, or a material breach of the agreement. As defined in the agreement, the term “Good Reason” includes a material change or reduction in Mr. Hendricks duties or authority, a change in his title, a reduction in his salary, a material reduction in his benefits, or the failure by the Bank to obtain the assumption of, and agreement to perform, this agreement by any successor.

If, within 24 months following a “Change of Control” (as defined in the agreement) of the Company, Mr. Hendricks is terminated by the Bank without Cause, he terminates his employment for Good Reason, or the Bank fails to renew his agreement, he will be paid a lump sum cash payment equal to two times the sum of (i) his annual base salary plus (ii) an annual bonus amount equal to 20% of his annual base salary. Such change of control benefit is contingent upon Mr. Hendricks signing a customary release and waiver of claims in favor of the Bank. As defined in the agreement, the term “Change of Control” includes, among other things, the acquisition by any person or group of securities of the Company representing at least 50% of the Company’s outstanding shares of common stock or voting power, certain merger transactions, and a sale of all or substantially all of the Company’s assets.

The foregoing summary description is qualified in its entirety by reference to the agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibit.

The following exhibit is filed herewith:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated December 20, 2018, by and between Village Bank and James E. Hendricks, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP.
(Registrant)

Date: December 21, 2018	By:	/s/ Donald M. Kaloski, Jr.
Donald M. Kaloski, Jr.
Executive Vice President and CFO